Exhibit 10.1

Securities Purchase Agreement – Definitive Term Sheet

This Definitive Term Sheet sets forth the principal terms for the purchase by George T. Hawes of shares of common stock, par value $.001 per share (the “Common Stock”), of Oragenics, Inc. (the “Company”), with accompanying warrants to purchase shares of Common Stock of the Company (the “Transaction”). This Definitive Term Sheet shall be binding in all respects, supersedes all prior or contemporaneous agreements or understandings (including, without limitation, existing rights of first refusal), written or oral, of the parties relating to the subject matter hereof and is governed in all respects by the laws of State of Florida without regard to conflict of law principles thereunder. All provisions are subject to the approval of the American Stock Exchange.

GENERAL TERMS:

Company:	Oragenics, Inc., a Florida corporation.

Investor:	George T. Hawes and any other persons designated by George T. Hawes to purchase shares of Common Stock or Warrants hereunder; provided, however, that each such other person shall be an “accredited investor” as defined under Regulation D, promulgated under the Securities Act of 1933, as amended (the “Investors”).

Total Amount of Proposed Investment:	$2,600,000.

Type of Security:	Common Stock, par value $.001 par value per share, with warrants to purchase shares of the Company’s Common Stock (the “Warrants”).

Price Per Share:	$.45 per share of the Common Stock.

Closing Date:	On or before June 12, 2008 (the “Closing Date”).

Costs:	The Company shall reimburse George T. Hawes for all out-of-pocket expenses up to $100,000, incurred with respect to due diligence and previous and current financings. This obligation shall only apply if the Transaction is consummated.

TERMS OF WARRANTS:

Number:	The number of shares to be issued upon exercise of the Warrants shall equal the number of shares of Common Stock issued to the Investors at the Closing Date pursuant to the Transaction.

Exercise Price:	$1.30 per share (as adjusted to reflect any stock dividend, split, dividends, reclassification, combination, merger, recapitalization, or the like).

Exercise and Termination:	The Warrants shall vest immediately, are transferable and terminate if not exercised on or before the fifth anniversary of the Closing Date.

OTHER TERMS:

Right of First Refusal:

George T. Hawes shall have a right of first refusal on further debt or equity financings by the Company, excluding any equity issuances pursuant to the Company’s employee benefit awards plans or arrangements, for up to two (2) years from the Closing Date. The Company shall notify George T. Hawes if it engages in discussions with any third parties with respect to such further debt or equity financings. George T. Hawes reply to the Company in writing if he will match such financing at the price and on the terms specified in such notice of the additional financing offer, (a) in the case of financings of less than $3 million in aggregate, within three (3) days after the Company receives an unconditional offer to finance from a qualified investor, and (b) in the case of financings of $3 million or greater in aggregate, within three (3) days after receipt of any proposed term sheet for such additional financing (which the Company shall forward to George T. Hawes).

If George T. Hawes decides to exercise his right of first refusal, George T. Hawes shall incur the costs and expenses of the funding source with respect to such additional financing.

If George T. Hawes’ right of first refusal is not exercised with respect to any equity financing during the two (2) years, George T. Hawes will have the right to maintain his percentage of ownership (exclusive of his percentage of ownership under the Warrants) in the Company in such equity financing at the same price and on the same terms as such additional equity financing during this two-year period. The rights relative to the right of first refusal shall not apply to equity issuances related to joint venture or strategic alliance initiatives approved by the Company’s board of directors.

Negative Covenants:

The Company agrees that until the earliest of: (i) the second anniversary of the Closing Date; or (ii) the date that the Fair Market Value of the Common Stock (defined below) exceeds $2.00, the Company will not, without the prior consent of George T. Hawes (which consent shall not be unreasonably withheld or delayed):

•        Issue debt securities that are convertible into any class of common or preferred stock of the Company;

•        Issue any shares or series of preferred stock or any shares or classes of common stock with superior rights or preferences to the existing Common Stock; or

•        Pledge or otherwise grant any security interest or other encumbrance over any of its intellectual property in connection with any loan or similar investment in the Company (for the avoidance of doubt, excluding without limitation, licenses, joint ventures and strategic alliances with operating companies, purchases and sales of assets, and similar strategic investments in the best interest of the Company as determined by the Board of Directors).

Fair Market Value of the Common Stock:

The Fair Market Value of the Common Stock as of a particular date shall mean:

•        The average closing price for the shares of the Common Stock on the American Stock Exchange or other principal securities trading market for the Common Stock over the last twenty (20) trading days immediately prior to the date of determination; or

•        If actively traded over-the-counter, the average of the closing bid prices over the last twenty (20) trading days immediately prior to the date of determination.

Transfer Restrictions:	The Common Stock, Warrants and shares of Common Stock issuable upon conversion of such Warrants have not been registered under the Securities Act of 1933 or under any state securities laws and may not be resold or otherwise transferred except if and to the extent that such sale or other transfer is either registered under the Securities Act of 1933 or is exempt from such registration requirements. The Company may require any Investor seeking to sell or transfer shares in an exempt transaction to provide an opinion of counsel, reasonably satisfactory to the Company in all respects, concerning the availability of such exemption. The legal restrictions on transfer contained herein are in addition to, and not in substitution for, the restrictions set forth under “Lock-Up” below.

Registration Rights Agreement:	The Registration Rights Agreement, dated August 7, 2007, among the purchasers named therein and the Company, shall be amended as appropriate on or prior to the Closing Date to include the Common Stock and Warrant shares issued pursuant to this Transaction as Registrable Securities solely with respect to the piggy-back registration rights thereunder.

Termination:	This Definitive Term Sheet shall terminate and be of no further force and effect if prior to the Closing Date the American Stock Exchange announces in writing its decision to delist the Common Stock of the Company.

Lock-Up:	For a period of six (6) months following the Closing Date, no Investor shall sell any of the Company’s equity securities (i) in excess of 3% of the Company’s outstanding securities at any time or (ii) in excess of 0.5% in the aggregate of the Company’s outstanding securities over any consecutive five business days, on a rolling basis. If the Company receives an offer to buy or merge the Company and the Company’s board of directors support such offer, this lock-up expires and George T. Hawes can sell or exchange his shares in accordance with such offer.

No Finders/Brokers:	The parties acknowledge that no finders or brokers are or were involved in the Transaction and that no fees, commissions or similar compensation will be paid to any person or entity in connection therewith. The parties will each agree to indemnify the other for any finders fees for which either is responsible.

Use of Proceeds:	Proceeds from the Transaction shall be used as management and the Board of Directors of the Company shall determine in their sole discretion.

Expenses:	Each party shall be responsible for all of its fees and expenses incurred in connection with this Transaction, whether or not it closes, except as otherwise explicitly set forth in this Term Sheet.

After the execution of this Definitive Term Sheet by one party, this Definitive Term Sheet will be null and void if not thereafter executed by the other party and delivered by fax within one (1) business day and the originals exchanged by overnight mail.

AGREED AND ACKNOWLEDGED
ON THIS 30 DAY OF MAY 2008:

ORAGENICS, INC.

By:	/s/ Stanley B Stein
Name:	Stanley B Stein
Title:	President & CEO

GEORGE T. HAWES

By:	/s/ George T. Hawes
Name:	George T. Hawes